Exhibit 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF VSEE

The following discussion and analysis provide information that VSee’s management believes is relevant to an assessment and understanding of the results of operations and financial condition of VSee Lab, Inc. (“VSee” and for purposes of this section only, referred to as the “Company”, “we,” “us” and “our”). The discussion and analysis should be read together with “Selected Historical Financial and Operating Data of VSee” and VSee’s consolidated financial statements as of and for the three months ended March 31, 2024 and 2023, and the related respective notes thereto, included elsewhere in this Current Report on Form 8-K. This discussion may contain forward-looking statements based upon VSee’s current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk Factors” and “Forward-Looking Statements.”

Overview

VSee is a telehealth software platform. VSee’s proprietary technology platform and modular software solution empower users to plug and play telehealth services with end-to-end encrypted video streaming integrated with medical device data, electronic medical records, and other sensitive data, with multiple other interactive functionalities that enable teamwork that VSee believes are not available from any other system worldwide. Our company’s core platform is a highly scalable, integrated, application program interface (“API”) driven technology platform, for virtual healthcare delivery, with multiple real-time integrations spanning the healthcare ecosystem. Our platform’s APIs power external connectivity and deep integration with a wide range of payors, electronic medical records, third party applications, and other interfaces with employers, hospital systems, and health systems, which we believe uniquely positions us as a long-term partner meeting the unique needs of the rapidly changing, healthcare industry. Our company will also be able to white label our solutions so they fit into the plans and strategies of our clients, all on a platform that is high-performance and highly scalable.

Telehealth Platform Solutions

VSee offers Telehealth Solutions to health systems, medical groups, and individual medical practitioners. Our customers purchase access to a suite of pre-built telehealth modules to fully customize their virtual care model, including API driven technology platform for virtual healthcare delivery, and multiple real-time integrations of smart connected devices with sophisticated data science to deliver personalized health insight for use by medical professionals. Our customers purchase a subscription for access to our Telehealth Solutions. Pricing is based on the customer size ranging from a simple solo practice room to a custom multi-clinic solution for hundreds of providers. VSee offers Telehealth Solutions on a per- user subscription basis as basic or enterprise levels, and a reduced-functionality version to our single physician users for free.

Material Trends, Events and Uncertainties

Impact of the COVID-19 Pandemic

The extent to which the coronavirus (“COVID-19”) outbreak and measures taken in response thereto impact our business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted. Global health concerns relating to the COVID-19 outbreak have been weighing on the macroeconomic environment, and the outbreak has significantly increased economic uncertainty. Risks related to consumers and businesses lowering or changing spending, which impact domestic and international spend. The outbreak has resulted in authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter in place orders, and business shutdowns. These measures have not only negatively impacted consumer spending and business spending habits, but they have also adversely impacted and may further impact our workforce and operations and the operations of its customers, suppliers, and business partners. These measures may remain in place for a significant period of time, and they are likely to continue to adversely affect our business, results of operations and financial condition. The spread of COVID-19 has caused us to modify our company’s business practices (including employee travel, employee work locations, and cancellation of physical participation in meetings, events, and conferences), and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers, and business partners. There is no certainty that such measures will be sufficient to mitigate the risks posed by the virus or otherwise be satisfactory to government authorities.

The extent to which the COVID-19 outbreak impacts our business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Even after the COVID-19 outbreak has subsided, we may continue to experience materially adverse impacts to our business because of its global economic impact, including any recession that has occurred or may occur in the future.

There are no comparable recent events which may provide guidance as to the effect of the spread of COVID-19 and a global pandemic, and, as a result, the ultimate impact of the COVID-19 outbreak or a similar health epidemic is highly uncertain and subject to change. We do not yet know the full extent of the impacts on our business, our operations, or the global economy. However, the effects could have a material impact on our results of operations, and we will continue to monitor the COVID-19 situation closely.

Performance Factors

We believe that our future performance will depend on many factors, including the following:

The Rapid Transformation of the Telehealth Market

The Telehealth market today is one characterized by rapid transformation, with major customers and hospital systems looking to build or add capabilities and major legacy competitors looking to shore up historical limitations. We believe that the rapid transformation of the telehealth market indicates strong future growth of the market, and our current offerings provide an attractive value proposition to health systems, medical groups, and individual medical practitioners, driving higher market share. We plan to continue to harness our scale to further grow the value proposition of our platform for all stakeholders.

Ability to Expand Within the Market and Attract New Customers

Telehealth is still in its total infancy stages in terms of utilization, scope, and services. Most of the growth is expected within hospital systems, definition, and segmentation structure, and we believe our software platform and services have significant potential. We plan to leverage our industry relationships with government, hospital systems and insurance providers to increase our customer base.

Innovation and New Product Offerings

Despite the rapid advancements in technology, growth in virtual healthcare delivery, and improvement in decision support algorithms and machine learning tools, Telehealth Technology Solutions have not fully penetrated medicine and hospital systems to become the standard methodology of care and represent less than 1% of total healthcare spending according to Grandview Research. Major reasons for Telehealth solutions not capturing its full potential include:

•	Many of the existing video and hardware and software used in telehealth are repurposed businesses that are not healthcare specific.

•	Remote monitoring/diagnostic devices do not readily integrate into telehealth systems limiting doctors real time metrics to enable diagnostics and assessment.

•	Backend software coordination is not optimized for telehealth use and connectivity, resulting in significant greater complexity and costs for implementation.

•	The software and code foundations of the early telemedicine companies have major functionality limitations and arduous implementation and incremental coding/connectivity requirements adding significant cost and reducing functionality.

We believe our technology solutions meet the performance and compliance standards in healthcare, increase the sharing of patient history, files and scheduling are integrated into the video view for doctors, create sophisticated video engagement between patients, staff and doctors and seamlessly integrate patients’ records to provide more comprehensive telehealth care. We believe our ability to invest in new technology and develop new features, modules, and solutions will be critical to our long-term success.

Projection Assumptions on VSee Business Results

Our 2024 revenue projections are based on assumed 2023 revenue of $5.8 million, and the following incremental revenue opportunities in 2024:

•	$1 million in organic growth from our existing customers boarding their use of our services.

•	$4.8 million from new U.S. Government projects currently in the bidding stage with a greater than 80% probability of signing in 2024.

•	$2.5 million from a partnership with Premier GPO Hospitals network to provide new telenursing services, which is currently pending signing.

Critical Accounting Policies and Estimates

Basis of Presentation and Consolidation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts stated in the consolidated financial statements and accompanying notes. These judgments, estimates, and assumptions are used for, but not limited to, the determination of revenue recognition, allowance for doubtful accounts, and income taxes.

The Company bases its estimates and judgments on historical experience and on various other assumptions that it believes are reasonable under the circumstances. However, future events are subject to change and best estimates and judgments routinely require adjustment. Actual results could differ from those estimates.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax basis and operating loss, capital loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax benefits as a component of general and administrative expenses. The Company’s federal tax return and any state tax returns are not currently under examination.

The Company has adopted Accounting Standards Codification (“ASC”) 740-10, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually from differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”). ASC 606 establishes a principle for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. The core principle of ASC 606 is to recognize revenue to depict the transfer of promised goods or services to clients in an amount that reflects the consideration the entity expects to be entitled in exchange for those goods or services.

The Company determines revenue recognition in accordance with ASC 606, through the following five steps:

1) Identify the contract with a customer

The Company considers the terms and conditions of its contracts and the Company’s customary business practices in identifying its contracts under ASC 606. The Company determines it has a contract with a customer when the contract has been approved by both parties, it can identify each party’s rights regarding the services to be transferred and the payment terms for the services, it has determined the customer to have the ability and intent to pay, and the contract has commercial substance. The Company applies judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s payment history or, in the case of a new customer, credit and financial information pertaining to the customer.

Contractual terms for subscription services are typically 12 months. Contracts are cancellable with a 30-day notice period and customers are billed in annual, quarterly, or monthly installments in advance of the service period of the subscription. The Company is not required to refund any prorated prepayment fees invoiced to cover services that were provided.

2) Identify the performance obligations in the contract

Performance obligations promised in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available, and are distinct in the context of the contract, whereby the transfer of the services is separately identifiable from other promises in the contract. The Company’s contracts typically contain cancellation clauses with advance notice; therefore, the Company does not believe that they have any material outstanding commitments for future revenues beyond one year from the end of a reporting period.

The Company treats each subscription to a specific module as a distinct performance obligation because each module is capable of being distinct as the customer can benefit from the subscription to each module on its own and each subscription can be sold standalone.

Furthermore, the subscriptions to individual modules are distinct in the context of the contract as (1) the Company is not integrating the services with other services promised in the contract into a bundle of services that represent a combined output, (2) the subscriptions to specific modules do not significantly modify or customize the subscription to another module, and (3) the specific modules are not highly interdependent or highly interrelated. The subscription to each module is treated as a series of distinct performance obligations because it is distinct and substantially the same, satisfied over time, and has the same measure of progress.

3) Determine the transaction price

The transaction price is determined based on the consideration the Company expects to be entitled to in exchange for transferring services to the customer. Under the contracts, the clients pay a fixed rate per user per subscription service. Prior to the start of a contract, clients generally make upfront nonrefundable payments to the Company when contracting for implementation services.

The contract pricing is fixed and stated in the arrangements based on the work to be performed by the Company and represents the amount the Company is entitled to for delivering such goods and services. The quoted fees per promise and performance obligation are based on the most likely amount method for what the Company expects to collect.

4) Allocate the transaction price to performance obligations in the contract

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative stand-alone selling price (“SSP”). The determination of a SSP for each distinct performance obligation requires judgment. The Company believes the quoted transaction prices in the customer contracts represent the stand alone selling prices for each of the separate performance obligations that are distinct and priced separately within the contract.

5) Recognize revenue when or as the Company satisfies a performance obligation

Revenue is recognized when or as control of the promised goods or service is transferred to the customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. Subscriptions represent a series of distinct goods or services because the performance obligations are satisfied over time as customers simultaneously receive and consume the benefits related to the services as the Company performs. In the case of module specific subscriptions, a consistent level of service is provided during each monthly period of subscription to the Company’s platform. The Company commences revenue recognition when the customer is provided with platform subscription for the initial monthly period and revenue is recognized over time as a consistent level of subscription service during the subsequent period is delivered. The Company’s obligation for its integrated subscriptions is to stand-ready throughout the subscription period; therefore, the Company considers an output method of time to measure progress towards satisfaction of its obligations with revenue commencing upon the beginning of the subscription period.

Upfront nonrefundable fees do not result in the transfer of a promised good or service to the client, therefore, the Company defers this revenue and recognizes it over the subscription period of the customer contract. Deferred revenue consists of the unamortized balance of nonrefundable upfront fees which are classified as current and non-current based on the timing of when the Company expects to recognize revenue.

Cost of Revenue

Cost of revenue consists primarily of expenses related to cloud hosting, personnel-related expenses for the Company’s customer success team, costs for third-party software services and contractors, and other services used in connection with delivery and support of the Company’s platform subscription services.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred losses since inception and continues to have negative operating cash flows. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The continuation of the Company’s business is dependent upon its ability to achieve profitability and positive cash flows and, pending such achievement, future issuances of equity or other financings to fund ongoing operations. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classifications of the liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company’s ability to continue as a going concern will require it to obtain additional funding. If the Company is unable to obtain sufficient funding, its business, prospects, financial condition and results of operations will be materially and adversely affected, and the Company may be unable to continue as a going concern. In such an event, it would be forced to delay, limit, reduce or terminate its product development or commercialization efforts, or may be forced to reduce or terminate its operations. If the Company is unable to continue as a going concern, the Company may have to liquidate its assets and may receive less than the value at which those assets are carried on its audited financial statements, and it is likely that investors will lose all or part of their investment.

Net Income (Loss) Per Common Share

The Company computes income (loss) per common share, in accordance with ASC Topic 260, Earnings Per Share, which requires dual presentation of basic and diluted earnings per share. Basic income or loss per common share is computed by dividing net income or loss by the weighted average number of common shares outstanding during the period. Diluted income or loss per common share is computed by dividing net income or loss by the weighted average number of common shares outstanding, plus the issuance of common shares, if dilutive, that could result from the exercise of outstanding stock options and warrants. No potential dilutive common shares are included in the computation of any diluted per share amount when a loss is reported.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of acquisition to be cash equivalents. The Company maintains its cash balances with commercial banks in non-interest-bearing accounts, which do not exceed the FDIC insured limits. Cash and cash equivalents include cash held in checking and savings accounts. The carrying amount of its cash equivalents approximates their fair value due to the short maturities of these instruments.

Accounts Receivable and Credit losses

The Company carries its accounts receivable at net realizable value. The Company maintains an allowance for doubtful accounts for the estimated losses resulting from the inability of the Company’s clients to pay their invoices. Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-13, Credit Losses - Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which requires entities to use a forward-looking approach based on current expected credit losses (“CECL”) to estimate credit losses on certain types of financial instruments, including trade receivables. No credit losses were recognized for the years ended December 31, 2023 and 2022.

The allowance for doubtful accounts is calculated based on a general reserve for at-risk balances considering the Company’s ability to collect. The allowance for doubtful accounts was $32,457 and $0 as of December 31, 2023 and 2022, respectively.

Prepaid Assets

Prepaid expenses are costs that have been paid but are not yet used up or have not yet expired. As the amount expires, the current asset is reduced, and the amount of the reduction is reported as an expense on the consolidated statements of operations.

Fair Value Measurements

ASC Topic 820, Fair Value Measurements, clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

•	Level 1: Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

•	Level 2: Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

•	Level 3: Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

Fair Value of Financial Instruments

ASC subtopic 825-10, Financial Instruments (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts payable and accrued liabilities as reflected in the consolidated balance sheets, approximate fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the consolidated financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. Derivative assets and liabilities are classified in the consolidated balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the consolidated balance sheet date. The Company has determined the early mandatory redemption provision in the Bridge Note as described in Note 9 is an embedded derivative instrument. FASB ASC 470-20, “Debt with Conversion and Other Options” addresses the allocation of proceeds from the issuance of debt into its debt and embedded derivative components. The Company applies this guidance to allocate the Bridge Note proceeds between the Bridge Note and the Embedded Early Repayment option, using the residual method by allocating the principal first to fair value of the embedded derivative and then to the debt.

Fixed Assets

Fixed Assets are recorded at historical cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the respective assets. During the year ended December 31, 2023, the Company purchased office and medical equipment, which is being depreciated over a three-year useful life.

Original issue discount on Debt

When the Company issues notes payable with a face value higher than the proceeds it receives, it records the difference as a debt discount and amortizes the discount as interest expense over the life of the underlying note payable.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Credit Losses - Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires entities to use a forward-looking approach based on current expected credit losses (“CECL”) to estimate credit losses on certain types of financial instruments, including trade receivables. This may result in the earlier recognition of allowances for losses. ASU 2016-13 is effective for the Company beginning January 1, 2023, and the adoption did not have a material impact on the consolidated financial statements.

In August 2021, the FASB issued ASU No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). ASU 2020-06 will simplify the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models will result in fewer embedded conversion features being separately recognized from the host contract as compared with current GAAP.

Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. ASU 2020-06 also amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. ASU 2020-06 will be effective January 1, 2024, for the Company. Early adoption is permitted. Management is currently evaluating the effect of the adoption of ASU 2020-06 on the consolidated financial statements, but currently does not believe ASU 2020-06 will have a significant impact on the Company’s consolidated financial statements.

Financial Statement Components

Revenue

VSee generates revenue from subscription services to its software platform. Subscriptions represent a series of distinct goods or services because the performance obligations are satisfied over time as customers simultaneously receive and consume the benefits related to the services as VSee performs.

Cost of Revenue

VSee’s cost of revenue consists primarily of expenses related to cloud hosting, personnel-related expenses for VSee’s customer success team, costs for third-party software services and contractors, and other services.

Operating expenses

VSee’s operating expenses include all operating costs not included in cost of revenue. These costs consist of general and administrative expenses composed primarily of all payroll and payroll-related expenses, professional fees, and other costs related to the administration of its business.

VSee Lab, Inc.

Three Months Ended March 31, 2024 and 2023 Results of Operations

The following table presents VSee’s results of operations for the three months ended March 31, 2024 and 2023:

	For the Three Months Ended March 31,
	2024	2023	Change	%
Revenue	$1,495,995	$1,596,268	$(100,273)	(6)%
Cost of revenue	386,253	575,322	(189,069)	(33)%
Gross profit	1,109,742	1,020,946	88,796	9%
Operating expenses	1,071,263	1,658,091	(586,828)	(35)%
Other (expenses)/income	(9,310)	(1,717)	(7,593)	442%
Net income (loss) before taxes	29,169	(638,862)	668,031	105%
Income tax (expense) benefit	-	182,843	(182,843)	(100)%
Net income (loss)	$29,169	$(456,019)	$485,188	106%

Revenue

Revenue was $1,495,995 for the three months ended March 31, 2024, compared to $1,596,268 for the three months ended March 31, 2023, a decrease of ($100,273) or (6%). Revenue decline was driven by lower subscription and technical engineering fees and slightly offset by higher professional services and other fees. Subscription fees declined ($155,989) or (13%) due to lower client customer utilization and customer termination. Technical engineering fees declined ($12,737) or (7%) from less engineering work on existing and new accounts during the first quarter of 2024 compared to last year. The declines in revenue were offset by $68,453 or 26% of higher professional services and other fees, primarily from $78,750 of project management and consulting fees.

Cost of Revenue

Cost of revenue for the three months ended March 31, 2024, decreased ($189,069) or (33)% over the same period last year. The decrease was primarily driven by ($99,242) of lower compensation expenses from time spent and expense realignment across the business and a ($85,613) decrease in hosting expenses from lower usage and new vendor price reductions.

Operating Expenses

Operating expenses for the three months ended March 31, 2024 decreased ($586,828), or (35%), over the same period last year. The decrease was driven by ($441,975) or (33%) of lower compensation and related benefits, primarily from lower utilization of independent contractors and employee headcount reduction. General and Administrative expenses decreased by ($129,905) or (46%) primarily from lower software cost and business service expenses driven by a higher percentage of cost allocations to the cost of revenue compared to the same period last year and lower reseller services fees. Transaction expenses decreased by ($14,948) or (36%), driven by lower professional fees related to the Business Combination transactions procured during the current year compared to last year.

Other (Expense) Income

Other (expense) income during the three months ended March 31, 2024, increased ($7,593), primarily driven by ($26,069) of the fair value gain on the embedded derivative last year compared to none in the current period and ($19,616) of income tax refund, bank rewards, and interest income received last year compared to none during the current period, driving a ($45,685) reduction in other income. These were slightly offset by $38,092 of lower interest expenses.

Net Income (loss)

Net income was $29,169 for the three months ended March 31, 2024, compared to a net (loss) of ($456,019) for the three months ended March 31, 2023, resulting in an improvement in net income of $485,188 or 106%, primarily driven by $586,828 of lower operating expenses and offset by $100,273 of lower revenue.

Cash Flows

The following table presents selected captions from VSee’s consolidated statements of cash flows for the three months ended March 31, 2024 and 2023:

	For the Three Months Ended March 31,
	2024	2023
Net cash from operating activities	$579,286	$(353,316)
Net cash (used in) from investing activities	$(8,740)	$(1,690)
Net cash provided by financing activities	$-	$320,000
Change in cash	$570,546	$(35,006)

VSee’s principal sources of liquidity are cash and cash equivalents, totaling $689,280 and $$195,658 as of March 31, 2024 and 2023, respectively.

VSee’s future capital requirements will depend on many factors, including our growth rate, contract renewal activity, number of subscription renewals, the continuing market acceptance of telehealth, and debt funding.

Cash Provided by (Used in) Operating Activities

Cash used in operating activities was $579,286 for three months ended March 31, 2024. This consisted of a net income of $29,169, adjusted for non-cash items of $16,819, and an increase in net changes in operating assets and liabilities of $533,298. The net changes in operating assets and liabilities were primarily driven by the increase in deferred revenue.

Cash used in operating activities was ($353,316) for the three months ended March 31, 2023. This consisted of net (loss) of ($456,019), adjusted for non-cash items of $17,672, and an increase in net changes in operating assets and liabilities of $85,031. The net changes in operating assets and liabilities were primarily driven by increases in accounts payable and accrued liabilities and partially offset by an increase in deferred tax assets and a decrease in deferred revenue.

Cash Provided by Investing Activities

Cash used for investing activities for the three months ended March 31, 2024, was ($8,740) and was used to purchase fixed assets. Cash used for investing activities for the three months ended March 31, 2023 was ($1,690) used to purchase fixed assets.

Cash Provided by Financing Activities

The Company had no cash from financing activities during the three months ended March 31, 2024. Cash provided by financing activities for the three months ended March 31, 2023, was $320,000, consisting of $200,000 and $120,000 proceeds from note payable and related party loan payable, respectively.